NEWS
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Cooper Tire & Rubber Company Names Christopher J. Eperjesy
Senior Vice President, Chief Financial Officer

FINDLAY, Ohio, November 15, 2018 - Cooper Tire & Rubber Company (NYSE: CTB) today announced that Christopher J. Eperjesy will join the company as Senior Vice President & Chief Financial Officer effective Dec. 10. Eperjesy will succeed Ginger M. Jones, who as previously announced, is retiring.

Eperjesy is an accomplished global finance executive who brings to Cooper three decades of leadership in finance positions of increasing responsibility across a diverse set of public and private companies in the technology, retail and automotive industries, among others. He joins Cooper from The IMAGINE Group (formerly Imagine! Print Solutions), where he served as Chief Financial Officer. Prior to that role, Eperjesy was Chief Financial Officer for Arctic Cat, Inc., and served as Chief Financial Officer for more than a decade with Twin Disc, Inc. Earlier in his career, Eperjesy held finance leadership positions with Kmart Corporation and Chrysler Corporation/DaimlerChrysler AG. He began his career in public accounting with Coopers & Lybrand, LLP.

“As a seasoned CFO and leader who has been an important part of driving complex company transformations across a variety of industries, Chris brings a wealth of strategic finance expertise to Cooper,” said Brad Hughes, President & Chief Executive Officer. “He has a demonstrated ability to build effective teams that drive strong results. Chris will be a great addition to our leadership team and we look forward to working with him to help Cooper continue the positive transformation of our company.”

Eperjesy, 50, earned a Master of Business Administration (MBA) degree in finance from Indiana University’s Kelley School of Business and a Bachelor of Arts degree in business administration from the University of Michigan. He is a certified public accountant.

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About Cooper Tire & Rubber Company
Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specializes in the design, manufacture, marketing and sale of passenger car, light truck, medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design operations within its family of companies located in more than one dozen countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Investor Contact:	Media Contact:
Jerry Bialek	Anne Roman
419.424.4165	419.429.7189
investorrelations@coopertire.com	alroman@coopertire.com